Exhibit 99.1

Gain Therapeutics Reports Financial Results for the Fourth Quarter and Year End 2025 and Provides Corporate Update

BETHESDA, MD, March 26, 2026 -- Gain Therapeutics, Inc. (Nasdaq: GANX) (“Gain”, or the “Company”), a clinical-stage biotechnology company leading the discovery and development of the next generation of allosteric small molecule therapies, today reported financial results for the fourth quarter and year ended December 31, 2025, and provided a corporate update.

“We are encouraged by the progress made in 2025, as we made important advancements related to both the scientific understanding and clinical development of our lead candidate GT-02287, in development for the treatment of Parkinson’s disease with or without a GBA1 mutation. The promising impact GT-02287 has on the causative biology of Parkinson’s disease has been further elucidated from the analysis of functional and biomarker changes from the Phase 1b study,” commented Gene Mack, President and CEO of Gain Therapeutics.

Mr. Mack continued, “We will continue to follow patients in the Phase 1b nine-month extension study that is expected to complete in September 2026 and look forward to presenting longer-term follow up at additional scientific conferences throughout the balance of the year. To date, MDS-UPDRS scores remained stable and durable across the overall study population after 150 days of treatment with GT-02287 and are becoming more encouraging with the passage of time. We believe the totality of the data continues to support the potential of GT-02287 in both idiopathic and GBA1 Parkinson’s disease and we hope to one day shift the treatment paradigm away from symptomatic relief and to disease modification.”

Fourth Quarter 2025 and Recent Corporate and Pipeline Highlights

Pipeline Updates

●	Presented initial data from the Phase 1b clinical study of GT-02287 demonstrating the disease-modifying potential of GT-02287 in people with Parkinson’s disease (PD) at the International Congress of Parkinson’s Disease and Movement Disorders® in October 2025 in Honolulu, HI.
●	Presented preclinical data demonstrating evidence that GT-02287 beneficially impacts mitochondrial health in addition to lysosomal health and endoplasmic reticulum stress at Neuroscience 2025 in November 2025 in San Diego, CA.
●	Presented additional data from the Phase 1b clinical study of GT-02287 demonstrating central target engagement, beneficial effects on downstream pathway abnormalities, and clinical improvement in participants, that supported the disease-modifying potential of GT-02287 at AD/PD™ 2026 International Conference on Alzheimer’s and Parkinson’s Disease and Related Neurological Disorders in March 2026 in Copenhagen, Denmark.
o	As of March 2026, 14 of 16 participants enrolled in Phase 1b nine-month extension had completed 5 months of dosing (Day 150).
o	MDS-UPDRS scores remained stable over 150 days of dosing.
o	In participants with elevated baseline levels of glucosylsphingosine (GluSph) in cerebrospinal fluid (CSF), GluSph decreased by an average of 81% after 90 days of treatment with GT-02287.
o	In participants with elevated baseline levels of GluSph in CSF, levels of DOPA decarboxylase (DDC) decreased following 90 days of treatment with GT-02287.
●	Also at AD/PD™ 2026, presented new series of novel glucocerebrosidase (GCase) allosteric modulators, represented by the advanced lead GT-04686, identified by the Company’s proprietary Magellan™ drug discovery platform.
o	Novel chemical series, led by GT-04686, demonstrated activity in both in vitro and in vivo models, including increase in GCase activity and lipid substrate depletion in patient fibroblasts harboring both mutated and wildtype GBA1, as well as restoration of motor and non-motor function in an animal model of Parkinson’s disease.

o	GT-04686 is ready for IND-enabling studies for the treatment of Parkinson’s disease and other neurological disorders.

Corporate Updates

●	Publication of Phase 1 clinical study data detailing GCase target engagement and therapeutic plasma and cerebrospinal fluid levels after GT-02287 administration in healthy volunteers in Movement Disorders, an official journal of the International Parkinson and Movement Disorder Society.
●	Hosted a KOL event highlighting current thinking on Parkinson’s disease clinical outcome scales and biomarkers as well as the Company’s initial Phase 1b data. A replay of the event can be found here.
●	Hosted a KOL event highlighting biomarker evidence supporting disease-modifying potential of GT-02287 and current thinking on GCase substrates and biomarkers in PD. A replay of the event can be found here.
●	Completed enrollment in the Phase 1b nine-month extension for GT-02287 in people with PD. 16 participants have been enrolled as of January 2026.
●	Continued Investigational New Drug (IND) engagement with the U.S. Food and Drug Administration (FDA) in preparation for GT-02287 Phase 2 clinical development in the United States.

Upcoming Anticipated Milestones

●	Clearance of IND submission to FDA, expected in 2Q26, facilitating Phase 2 clinical development of GT-02287 to include clinical sites in the United States.
●	Phase 2 clinical trial of GT-02287 in people with PD expected to begin in 3Q26.
●	Results from Phase 1b clinical study of GT-02287 expected in 4Q26.

Year-End 2025 Financial Results

Research and development (R&D) expenses decreased by $0.6 million to $10.2 million for the year ended December 31, 2025, as compared to $10.8 million for the year ended December 31, 2024. The decrease in research and development expenses was primarily related to optimization of our pipeline costs. The decrease was partially offset by unfavorable foreign exchange currency translation as the Swiss franc strengthened against the U.S. dollar.

General and administrative (G&A) expenses decreased by $1.1 million to $8.5 million for the year ended December 31, 2025, from $9.6 million for the year ended December 31, 2024. The decrease in general and administrative expenses was primarily attributable to lower stock-based compensation and lower legal fees. The decrease was partially offset by higher personnel costs and unfavorable foreign exchange currency translation as the Swiss franc strengthened against the U.S. dollar.

Net loss for the year ended December 31, 2025, was $20.2 million, or $0.61 per share, basic and diluted, compared to $20.4 million, or $0.89 per share, basic and diluted, for the year ended December 31, 2024.

Cash, cash equivalent and marketable securities were $20.8 million as of December 31, 2025, compared to $10.4 million as of December 31, 2024.

About GT-02287

Gain Therapeutics’ lead drug candidate, GT-02287, is in clinical development for the treatment of Parkinson’s disease (PD) with or without a GBA1 mutation. The orally administered, brain-penetrant small molecule is an allosteric enzyme modulator that restores the function of the lysosomal enzyme glucocerebrosidase (GCase) which becomes misfolded and impaired due to mutations in the GBA1 gene, the most common genetic abnormality associated with PD, or other age-related stress factors.

In preclinical models of PD, GT-02287 restored GCase enzymatic function, reduced ER stress, lysosomal and mitochondrial pathology, aggregated α-synuclein, neuroinflammation and neuronal death, as well as plasma neurofilament light chain (NfL) levels, a biomarker of neurodegeneration. In rodent models of both GBA1-PD and idiopathic PD, GT-02287 was shown to rescue deficits in motor function and gait and prevent the development of deficits in complex behaviors such as nesting. Compelling data in these models, demonstrating a disease-modifying effect of GT-02287, suggest that the drug candidate may have the potential to slow or stop the progression of Parkinson’s disease.

Results from a Phase 1 study of GT-02287 in healthy volunteers demonstrated favorable safety and tolerability, plasma and CNS exposures in the projected therapeutic range, and target engagement with an increase in GCase activity among those receiving GT-02287 at clinically relevant doses.

GT-02287 is currently being evaluated in a Phase 1b clinical trial for the treatment of Parkinson’s disease with or without a GBA1 mutation. The primary endpoint of the trial, which enrolled participants across seven sites in Australia, is to evaluate the safety and tolerability of GT-02287 after three months of dosing in people with Parkinson’s disease. The recently commenced Phase 1b study extension allows participants to continue to be treated with GT-02287 for up to a total of 12 months.

Initial results from the Phase 1b clinical trial in people with Parkinson’s disease demonstrated central nervous system target engagement, a reduction to baseline levels in the prespecified endpoint glucosylsphingosine (GluSph), and improvement or stabilization in MDS-UPDRS scores.

Gain’s lead program in Parkinson’s disease has been awarded funding support early in its development from The Michael J. Fox Foundation for Parkinson’s Research (MJFF) and The Silverstein Foundation for Parkinson’s with GBA, as well as from the Eurostars-2 joint program with co-funding from the European Union Horizon 2020 research and Innosuisse – Swiss Innovation Agency.

About Gain Therapeutics, Inc.

Gain Therapeutics, Inc. is a clinical-stage biotechnology company leading the discovery and development of next generation allosteric therapies. Gain’s lead drug candidate, GT-02287 is currently being evaluated for the treatment of Parkinson’s disease with or without a GBA1 mutation in a Phase 1b clinical trial. GT-02287 has further potential in Gaucher’s disease, dementia with Lewy bodies, and Alzheimer’s disease. Gain has multiple undisclosed preclinical assets targeting lysosomal storage disorders, metabolic diseases, and solid tumors.

Gain’s unique approach enables the discovery of novel, allosteric small molecule modulators that can restore or disrupt protein function. Deploying its highly advanced Magellan™ platform, Gain is accelerating drug discovery and unlocking novel disease-modifying treatments for untreatable or difficult-to-treat disorders including neurodegenerative diseases, rare genetic disorders and oncology.

Forward-Looking Statements

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct or that those goals will be achieved, and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding: the development of the Company’s current or future product candidates including GT-02287 and GT-04686; expectations regarding the completion and timing of results from a Phase 1b clinical study for GT-02287, including any extension studies; expectations regarding the timing of patient enrollment for a Phase 1b clinical study for GT-02287, including any extension studies; the timing of any submissions to the FDA or other regulatory bodies and agencies and the timing of any responses from the FDA or other regulatory bodies and agencies; the timing of the commencement of any Phase 2 clinical studies for GT-02287; and the potential therapeutic and clinical benefits of the Company’s product candidates, including GT-02287 and GT-04686. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the Company’s business in general, please refer to the Company’s Form 10-K for the year ended December 31, 2025, and other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether because of new information, future events or otherwise.

Investors:

Gain Therapeutics, Inc.

Apaar Jammu

Director, Investor Relations and Public Relations

ajammu@gaintherapeutics.com

LifeSci Advisors LLC

Chuck Padala

Managing Director

chuck@lifesciadvisors.com

Media:

Russo Partners LLC

Nic Johnson and Elio Ambrosio
nic.johnson@russopartnersllc.com
elio.ambrosio@russopartnersllc.com
(760) 846-9256

Gain Therapeutics, Inc

Consolidated Statements of Operations

	Year Ended December 31,
	2025	2024
Operating expenses:
Research and development	$(10,212,782)	$(10,791,058)
General and administrative	(8,497,920)	(9,559,534)
Total operating expenses	(18,710,702)	(20,350,592)

Loss from operations	(18,710,702)	(20,350,592)

Other income (expense):
Interest income, net	244,394	357,096
Foreign exchange (loss) gain, net	(833,673)	119,120
Loss before income tax	(19,299,981)	(19,874,376)

Income tax	(861,118)	(536,815)

Net loss	$(20,161,099)	$(20,411,191)

Net loss per shares:
Net loss per share attributable to common stockholders - basic and diluted	$(0.61)	$(0.89)
Weighted average common stock - basic and diluted	32,968,336	22,881,415

Gain Therapeutics, Inc

Consolidated Balance Sheets

	December 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$20,837,628	$10,385,863
Tax credits	179,701	271,079
Prepaid expenses and other current assets	1,219,809	945,536
Total current assets	22,237,138	11,602,478

Noncurrent assets:
Property and equipment, net	74,916	103,619
Internal-use software, net	102,837	134,268
Operating lease right-of-use assets	334,090	219,715
Restricted cash	36,296	31,695
Long-term deposits and other noncurrent assets	33,698	32,109
Total noncurrent assets	581,837	521,406
Total assets	$22,818,975	$12,123,884

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$825,027	$946,259
Operating lease liabilities - current	119,876	160,913
Other current liabilities	2,306,624	2,441,761
Deferred grant income - current	—	252,211
Loans - current	100,869	110,177
Total current liabilities	3,352,396	3,911,321

Noncurrent liabilities:
Defined benefit pension plan	390,509	443,623
Operating lease liabilities - noncurrent	211,238	53,598
Deferred grant income - noncurrent	—	47,441
Loans - noncurrent	300,084	328,327
Total noncurrent liabilities	901,831	872,989
Total liabilities	$4,254,227	$4,784,310

Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; nil shares issued and outstanding as of December 31, 2025 and 2024	$—	$—
Common stock, $0.0001 par value: 100,000,000 shares authorized; 42,073,807 and 27,132,588 shares issued and outstanding as of December 31, 2025 and 2024, respectively	4,209	2,713
Additional paid-in capital	119,139,677	88,779,318
Accumulated other comprehensive income (loss)	776,869	(247,549)
Accumulated deficit	(81,194,908)	(60,783,717)
Loss of the period	(20,161,099)	(20,411,191)
Total stockholders’ equity	18,564,748	7,339,574
Total liabilities and stockholders’ equity	$22,818,975	$12,123,884